ANNEX 2


                     COMPASS PARTNERS INTERNATIONAL, L.L.C.
                              599 Lexington Avenue
                                   38th Floor
                               New York, NY 10022
                            Tel. No.: (212) 702-9800
                             Fax No.: (212) 702-9587


                                                              July 2, 1997




Board of Directors
Duty Free International, Inc.
63 Copps Hill Road
Ridgefield, CT 06877

Members of the Board:

     BAA plc ("Parent"), W&G Acquisition Corporation ("Sub"), a wholly owned subsidiary of Parent, and Duty Free International, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will make a tender offer (the "Offer") for all the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company and, subsequent to the consummation of the Offer, Sub will be merged with and into the Company (the "Merger"). Each Share acquired pursuant to the Offer will be purchased for, and each outstanding Share (other than Shares held by Parent, Sub or any other subsidiary of Parent) will be converted at the effective time of the Merger into the right to receive, cash consideration of $24.00 per share. In connection with the Offer and the Merger, Parent and the Company also propose to enter into an agreement (the "Stock Option Agreement") pursuant to which the Company will grant to Parent an option to acquire up to 5,434,367 newly issued Shares, representing approximately 19.9% of the Shares outstanding, upon the occurrence of certain events. In addition, Parent, Sub and certain holders of shares propose to enter into an agreement (the "Shareholders' Agreement") pursuant to which such holders will agree to take certain actions to support the consummation of the Offer and the Merger.

     You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration to be received by the holders of Shares in the Offer and the Merger.

     In arriving at our opinion, we have (a) reviewed certain publicly available financial statements and other business and financial information relating to the Company that we believe to be relevant to our inquiry, including the Company's Forms 1 O-K for the three years ended January 31, 1997 and its Form I O-Q for the fiscal quarter ended April 30, 1997; (b) reviewed certain financial analyses, financial forecasts, reports and other information prepared by the management of the Company; (c) conducted discussions with members of management of the Company concerning the Company's historical and current operations, financial condition and prospects and such other matters we deemed relevant; (d) reviewed the historical financial information and stock price data of the Company and compared such financial data with similar information for certain other companies we deemed relevant; (e) reviewed the financial terms of the Offer and the Merger and compared such financial terms with similar information for other selected acquisitions we deemed relevant; (f) reviewed drafts dated July 2, 1997 of the Merger Agreement, the Stock Option Agreement and the Shareholders' Agreement; and (g) conducted such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us or publicly available and have not assumed any responsibility for the independent verification of any such information. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or assets of the Company. We have, with your consent, assumed that the financial forecasts provided to us were reasonably prepared by the Company's management on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of the Company. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with such materials. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Compass Partners International, L.L.C. is acting as exclusive financial advisor to the Company in connection with the Offer and the Merger and will receive a fee from the Company for our services.

     It is understood that this letter is for the information of the Board of Directors of the Company. Our opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender any Shares pursuant to the Offer or how such holder should vote on the Merger.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.


                                Very truly yours,



                                COMPASS PARTNERS INTERNATIONAL, L.L.C.

         The shares represented by this proxy will be voted as directed by the stockholder. Where no voting instructions are given, the shares represented by this Proxy will be voted FOR Item 1.

                                                           X Please Mark
                                                             your votes as this

Item 1-Approve the Merger Agreement as     FOR     AGAINST    ABSTAIN
described in the Company's Proxy          /   /     /   /      /   /
Statement.  The Board of Directors
unanimously recommends a vote FOR
the Merger Agreement.





Item 2-In the discretion of the Board of Directors, upon such other business as may be properly brought before the Special Meeting or any postponement or adjournment thereof.

If you plan to attend the       /   /
Special Meeting, please check
this box
                               COMMENTS/ADDRESS CHANGE         /   /
                           Please mark this box if you have
                           written comments/address change
                                 on the reverse side.



 Receipts is hereby acknowledged of the Notice of Special Meeting and Proxy Statement of Duty Free International, Inc.




Signature(s)_________________________________________________________________
Date ______________________ Please mark, date and sign as your name appears opposite and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign full corporate name.

                          DUTY FREE INTERNATIONAL, INC.
                               63 Copps Hill Road
                          Ridgefield, Connecticut 06877



                    Proxy for Special Meeting of Stockholders
                                September 2, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints [ ] and [ ], jointly and severally, proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side of this card, all shares of the common stock par value $.01 per share (the "Shares") of Duty Free International, Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [September 2], 1997 at 63 Copps Hill Road, Ridgefield, Connecticut 06877, commencing at [10 a.m.], Eastern Daylight Time, or at any postponement or adjournment thereof. The proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

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COMMENTS/ADDRESS CHANGE:  PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on the reverse side)